Exhibit 10.27

OFFICE LEASE

WESTLAKE OAKS EXECUTIVE OFFICE PARK, BLDG. I OFFICE BUILDING

This is a Lease Agreement dated November 20, 2006 and entered into between Quatro Investments, as “Lessor” and Nighthawk Radiology Services, L.L.C. , as “Lessee”, whether one or more.

1.1 The Leased Premises.

Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor the “Leased Premises”. In addition, Lessee shall have the non-exclusive right to use the “Common Areas” as described below.

(a) Leased Premises. “Leased Premises”, to which Lessee shall have exclusive use rights, consists of suite(s) 200, representing the office space outlined on the floor plan contained in Exhibit A. Such space is located in the building on a tract of land, legally described by lot and block or metes and bounds in Exhibit B. The street address of the building is 1001 S. Capital of Texas Hwy, Building I, Suite 200 , Austin, Texas 78746.

(b) Common Areas. The “Common Areas”, to which Lessee shall have non-exclusive use rights, consists of (1) the interior common area located in the above described building, i.e., areas normally accessible to tenants such as the hallways, stairwells, elevators, lobby, restrooms, and snack bar areas, and (2) the exterior common area located outside the building on the above described land, i.e., loading areas, sidewalks, driveways, parking garage, parking areas, and other open areas (if any), subject to paragraph 9.2 on parking and Exhibit F-1 regarding parking rules.

1.2 Use.

The Leased Premises may be used only for general office purposes, and not for school, classroom or group training purposes.

1.3 Usable Area.

Lessee’s approximate “usable area” is 4,978 square feet. It is the office space outlined in Exhibit A. Such area is measured from the interior of the exterior walls and the exterior glass lines of the building to the middle of the remaining perimeter walls of the office space. Any correction of the measurement of the square footage of usable area shall be made prior to the rent commencement date and not afterward. The usable area stated above shall be deemed correct by both parties for all purposes unless the remeasurement and correction is made prior to rent commencement.

1.4 Rentable Area.

Lessee’s approximate “rentable area” is 4,978 square feet which will be 0.5 percent of the total rentable square feet in the building which is 9,956. It consists of Lessee’s “usable area” as defined above, plus Lessee’s prorata share of the Common Areas.

2.1 Base Rent and Additional Rents.

As set forth below, Lessee shall pay to Lessor base rent(s) per square foot of net rentable area per calendar year as set forth below, which amounts to the monthly and annualized rents set forth below. As used in this Lease, the term “Rent” or “rent” shall refer collectively to the base rent, Lessee’s prorata share of Operating Expenses (“Additional Rent”), all other rental adjustments, and other charges of any kind, type or nature whatsoever.

Base Rent:

Annual Rate

Time Period	Monthly Rent	Term Rent	psf of NRA
12/15/06 to 12/31/06	$3,733.50	$3,733.50	$18.00
01/01/07 to 12//31/07	$7,467.00	$89,604.00	$18.00
01/01/08 to 12/31/08	$7,778.13	$93,337.50	$18.75
01/01/09 to 12/31/09	$8,089.25	$97,071.00	$19.50
01/01/10 to 12/31/10	$8,400.38	$100,804.50	$20.25
01/01/11 to 12/31/11	$8,711.50	$104,538.00	$21.00

Additional rent (representing Lessee’s pro rata share of building operating expenses over the actual building operating expenses incurred in 2006) shall be paid in accordance with paragraph 32.1. Any increase in building operating expenses incurred in 2007 shall be paid by Lessee in accordance with paragraph 32.1 and Exhibit C.

3.1 Date and Place of Payment.

The monthly rent and one-twelfth of Lessee’s share of estimated Building Operating Expenses under paragraph 32.1 shall be due on the first day of each calendar month without demand. The estimated first year Building Operating Expense passthru is $0.00 per square foot per year or a total of $0.00 per month. Partial months shall be prorated. All rent and other sums are due in the county where the building is located at the address designated by Lessor from time to time. All sums due by Lessee are without right of setoff or deduction. Monies mailed are considered timely paid only if received by Lessor by the due date. Rent and late payment charges shall be paid without notice or demand. All other sums shall be due upon delivery of written notice in accordance with paragraph 29.1.

3.2 Late Payments.

If any rent payment or other sum due by Lessee to Lessor is received and accepted by Lessor later than five (5) business days after its due date, Lessee shall pay a late charge equal to the greater of $100.00 or 3% of such rent payment plus 1% thereof for each day thereafter (for up to 15 days) until such rent or other sum is paid. Late charges shall be considered liquidated damages for Lessor’s time inconvenience and overhead (except for attorneys fees and litigation costs) in collecting late rent. Lessor’s acceptance of late rent or other sum shall not constitute permission for Lessee to pay the rent or other sum late thereafter and shall not constitute a waiver of Lessor’s remedies for subsequent late payments. Late payment charges are due immediately upon notice or demand. All payments shall be by check or money order on a local bank, not cash. For each returned check, Lessee shall pay all applicable bank charges incurred by Lessor plus $50.00. Payments of any kind received by Lessor on behalf of Lessee may be applied at Lessor’s option to nonrent items first, then to rent. Payment of rent by Lessee shall be an independent covenant. If Lessee has not timely paid rentals and other sums due on two or more occasions, or if a check from Lessee is returned for insufficient funds or no account, Lessor may, for the next 12 months, require that all rent and other sums due be paid by cashier’s check, certified check, or money order, without prior notice.

3.3 Security Deposit.

The total security deposit to be provided by Lessee to secure performance of Lessee’s obligation under this Lease is $8,711.50 to be paid at the time of execution of this Lease. Lessor shall have a lien on the security deposit for that purpose. If Lessee fails to pay rent or other sums when due under this Lease, Lessor may apply any security deposit toward amounts due and unpaid by Lessee. Lessee shall, within ten

(10) days after written demand from Lessor, restore the security deposit to its original amount after any portion of it is applied to amounts due and unpaid by Lessee. Lessee’s failure to restore the security deposit within ten (10) days after demand shall constitute an event of default by Lessee hereunder without further notice being required, notwithstanding any other provisions of this Lease to the contrary. The security deposit may not be applied to the last month’s rent.

4.1 Term, Possession, and Anniversary.

The initial lease term shall be for sixty and a half (60.5) full calendar months from commencement date, plus any partial month at the beginning of the Lease term, the last day of the Lease term being December 31, 2011. The commencement date of this Lease shall be the earlier of: (a) December 15, 2006, or (b) The day Lessor delivers possession of the Leased Premises to Lessee. Lessor’s anticipated delivery date of possession is December 15, 2006. However, it is possible that the existing Lessee may vacate the premises prior to December 15, 2006, if that is the case, the Commencement Date would be moved accordingly. If Lessor delays in delivering possession of the Leased Premises as shown on Exhibit A, the commencement, expiration and anniversary dates shall be delayed according to the number of days of the delay. Rent and building operating expense pass-throughs will begin to accrue on the Lease commencement date.

4.2 Acknowledgement of Lease.

Upon commencement of this Lease, Lessor and Lessee shall execute a recordable acknowledgment of this Lease and which will confirm the commencement date, ending date, annual anniversary date of the Lease, and approximate square footage in the Leased Premises.

4.3 Delivery of Possession.

Lessor shall deliver keys and/or access cards or codes and possession of the Leased Premises to Lessee on the lease commencement date stated in paragraph 4.1 unless otherwise agreed in writing by the parties. Lessee shall not be liable for rent until Lessor delivers possession of the Leased Premises to Lessee unless due to a Lessee Delay as provided in Exhibit E. If there is a delay in delivery of possession, rent shall be abated until the Leased Premises is ready for occupancy; and neither Lessor nor Lessor’s agents shall otherwise be liable for any damages; and the Lease shall not terminate. Internal construction shall, to the extent “readily achievable”, comply with state and federal architectural barrier standards.

5.1 Tenant Finish-Out (Check as appropriate):

☐	(a) Lessor shall provide no tenant finish-out or improvements since Lessee has taken the Leased Premises “as is”.

☐	(b) Lessor shall perform any special construction described in Exhibit E. Costs of tenant finish-out or special construction shall be paid for pursuant to such exhibit.

☒	(c) Lessee shall perform all finish out work described in Exhibit E. Any tenant finish-out allowance will be according to Exhibit E.

6.1 Quiet Possession.

If Lessee is current and in compliance with all of Lessee’s obligations under this Lease, Lessee shall be entitled to peaceful and quiet possession and enjoyment of the Leased Premises, subject to the terms and conditions of this Lease. Lessee shall have access to the building parking garage, if applicable and common parking areas at all times, subject to parking fees and the rules referred to in paragraphs 9.2 and 23.1. Lessor shall make diligent efforts to have all other tenants in the building comply with building rules. Otherwise, failure of other tenants to comply with such rules shall not be considered a default by Lessor. Construction noise or vibrations shall not be considered a default by Lessor. Unless specifically provided in Exhibit E, Lessor shall have no obligation to make any modifications or improvements to the Leased

Premises for the purposes of providing sound insulation to the Leased Premises or reducing the noise level from suites adjacent to the Leased Premises during the term of this Lease.

7.1 Utilities and Services by Lessor.

Except where otherwise stated in this Lease, Lessor shall pay for and furnish in a timely and diligent manner to Lessee the following utilities (subject to Lessee being required to pay for same directly to the utility provider) and services and no others, subject to paragraph 32.1 regarding Lessee’s payment of Lessee’s prorata share of building operating expenses.

(a)	water and wastewater services for common areas;

(b)	janitorial and cleaning services five days a week, other than holidays, for building standard installations;

(c)	trash collection services (dumpster or garbage cans);

(d)	pest control services as needed in the reasonable judgment of Lessor;

(e)	landscaping and parking lot maintenance services;

(f)	reasonable repair and maintenance services pursuant to paragraph 8.1;

(g)	replacement of fluorescent light bulbs and ballasts in building standard lighting fixtures (but not incandescent light bulbs for nonstandard fixtures or for Lessee’s lamps); and

(h)	elevator service, if there is an elevator in the building.

7.2 Utilities and Services by Lessee.

If applicable, Lessee shall pay for all utilities and services not expressly furnished by Lessor under paragraph 7.1. Lessee shall pay for all electricity consumed through any individual electrical meter(s) or submeter(s) serving the Leased Premises. Costs of such utilities are not considered Building Operating Expenses to be allocated among all tenants under paragraph 32.1. Lessor reserves the right to submeter electricity and/or water. Any electricity or water submetering shall be billed to and paid by Lessee at Lessor’s average cost per KWH or gallon. If the water bill from the utility company includes wastewater charges, Lessee’s liability for water submetering shall include corresponding wastewater costs (if any). If Lessee locates an excessive number of persons or heat-generating equipment in the Leased Premises which overloads the capacity of the building’s HVAC system or interferes with such systems’ ability to perform adequately, Lessor shall provide supplementary systems, if reasonably feasible, at Lessee’s expense.

7.3 Interruption of Utilities or Services.

Temporary interruption or malfunction of utilities, services, and/or telephones shall not render Lessor liable for damages, rent abatements, or release of any Lessee obligation. Lessor shall use diligent efforts to have such utilities and services restored as soon as reasonably possible.

7.4 Extra Electricity.

There shall be no extra electricity charges for typewriters, facsimile machines, word processors, dictating equipment, adding machines, desk top calculators, lamps, or other standard 110 volt office equipment in quantities commensurate with normal office use. Lessee shall pay for installation of any submeters to measure consumption of such extra electricity. However, Lessee shall pay Lessor monthly, as billed, for charges which are separately metered or which Lessor may reasonably compute for electricity utilized by Lessee for the following purposes: x-ray machines, hotplates, electric heaters, 220 volt equipment, computers (other than desktop or word processor computers), supplementary HVAC installed due to Lessee’s excessive occupant or equipment load, and other electrical service not standard for the building.

7.5 Extra Heating or Air Conditioning.

If Lessee requests air conditioning or heating after the hours as set forth in paragraph 7.1(a), Lessor may charge Lessee the same extra hourly fee charged by Lessor to all other tenants in the Building for after-hour air conditioning or heating. The after-hours hourly charge per zone for the Building, which may change periodically throughout the lease term, is currently $0.00. There is a two-hour minimum charge per zone.

8.1 Maintenance and Repairs by Lessor.

Lessor shall repair and/or replace, as needed, the following items as a Building Operating Expense under paragraph 32.1, so long as they are building standard items: light bulbs, ballasts, and fixtures; common area plumbing; hardware; doors; and wall and window coverings. Lessor shall use diligence to provide for the reasonable cleaning, maintenance, repair, reconnection of interrupted utilities or services, and landscaping of common areas, subject to any reimbursement obligations of Lessee under paragraph 8.2. Lessor may temporarily close any part of the common facilities if reasonably necessary for repairs or construction. Repairs and maintenance shall be in accordance with applicable governmental requirements.

8.2 Maintenance and Repairs by Lessee.

Lessee shall promptly reimburse Lessor for the cost of maintaining, repairing or replacing non-building standard items (including supplemental HVAC units) and the cost of repairing or replacing damage which is caused inside the Leased Premises by Lessee, Lessee’s agents, employees, family, or licensees, invitees, visitors, or customers or outside the Leased Premises by Lessee or Lessee’s employee’s, agents, or contractors. Kitchen appliances, wetbars, sump pumps, and hot water heaters in the Leased Premises, and plumbing in the Leased Premises serving same are not considered building standard items. Lessor may require advance payment therefor prior to repair or replacement. Lessor shall have right of approval of all repairmen or maintenance personnel. Lessee shall not damage or allow other persons listed above to damage any portion of the Leased Premises. Lessee shall pay for replacement of all non-building standard light bulbs and for unstopping any drains or water closets in the Leased Premises. If Lessee or Lessee’s workmen or contractors are permitted to repair, alter, or modify the Leased Premises, Lessee shall warrant that no mechanic or materialman’s lien shall be filed against the Leased Premises and that all such contractors shall provide evidence of liability insurance as required by Lessor. All such work shall be in accordance with applicable governmental requirements.

8.3 Telecommunications.

All telecommunications equipment necessary to serve Lessee shall be located in the Leased Premises and paid for by Lessee. Lessee may not require Lessor to install or allow others to install telecommunication lines or equipment elsewhere in the building. Lessee expressly waives any rights to require same under any circumstances.

9.1 Access, Keys, Locks, and Security.

(a) Access. Lessee shall have access to the Leased Premises at all times. Lessor shall have access to the Leased Premises at reasonable times for reasonable business purposes upon prior notice to Lessee except notice shall not be necessary in the event of an emergency threatening life or property or the lawful exercise of Lessor’s remedies in case of default by Lessee. Lessor may show the Leased Premises six months before the lease expiration date or the date Lessee gives notice to vacate, whichever is earlier.

(b) Keys. Lessor shall furnish Lessee up to 5 keys or access codes or cards for the Leased Premises, up to 5 keys or access codes or cards for the main exterior entry doors of the building if such door is locked after hours, and 2 keys or access codes or cards to Lessee’s mailbox in the building. Additional or replacement keys or access codes or cards shall be furnished at the same cost charged to all other tenants in the building at the time of Lessee’s request. Lessor shall not be liable for risk of loss resulting from Lessee’s keys, access codes, or cards being stolen, lost or used by unauthorized persons. Lessor reserves the right to rekey or change locks for security reasons if new keys are timely furnished to Lessee.

(c) Locks. Lessee may not add locks, change locks, or rekey locks without written permission of Lessor. Locks may be changed at Lessee’s request and expense. If locks to the Leased Premises are changed, Lessor may specify kind and brand of locks, placement, installation, master key compatibility, etc. If Lessee or any of Lessee’s employees lock themselves out of the Leased Premises, said person must call a fellow-employee to gain access. Neither Lessor nor management company personnel are authorized to unlock a door after hours except for emergency or cleaning purposes.

(d) Security. Lessor shall have no duty to provide any security services of any kind unless expressly provided in this Lease. Lessor shall not be liable to Lessee or Lessee’s employees, family, customers, invitees, contractors, or agents for injury, damage, or loss to person or property caused by criminal conduct of other persons, including theft, burglary, assault, vandalism or other crimes. Lessee shall lock the doors of the Leased Premises when the last person leaves for the day. If such actions do not unreasonably interfere with Lessee’s occupancy, Lessor may take reasonable measures that Lessor deems advisable for the security, safety, improvement, and preservation of the Building.

9.2 Parking.

(a) Lessor shall have sole control over parking. Parking rules, if applicable, are contained in attached Exhibit F-1. If vehicles are parked in violation of Lessor parking rules or in violation of state statutes, Lessor may exercise vehicle removal remedies under Texas Transportation Code, Chapter 684 upon compliance with statutory notice. There shall be no reserved parking spaces unless agreed in writing by Lessor. If applicable, Lessee and Lessee’s employees and customers shall have exclusive right to park in Lessee’s assigned parking spaces which are shown on the map contained in Exhibit A.

(b) In consideration of the total rent due under paragraph 2.1, Lessee shall be entitled to one parking space per 200 square feet of Lessee’s rentable area. Lessee hereby acknowledges that Lessee is allocated only the amount of parking set forth in Item 9 of the Basic Lease Information attached to this Lease. Lessee hereby represents to Lessor that Lessee’s use of the Leased Premises will at no time exceed the amount of such parking allocation. In the event the use of parking facilities by Lessee, Lessee’s employees, visitors, customers and invitees at any time exceeds the allocation set forth in Item 9 of the Basic Lease Information, Lessor shall have the right to require Lessee to make alternate provisions off-site, at Lessee’s sole cost and expense, for all of such excess parking. Lessee’s failure to comply with the provisions of this paragraph will constitute a default under this Lease, subject to the notice and opportunity cure provisions of Section 19.1(a); provided however that Lessor shall not be required to give Lessee written notice or the opportunity to cure violations of this paragraph more than three (3) times during the term of this Lease.

10.1 Occupancy, Nuisance, and Hazards.

The Leased Premises shall be occupied only by Lessee or Lessee’s employees and shall not be left entirely vacant or used exclusively for storage. Lessee and Lessee’s agents, employees, family, licensees, invitees, visitors, and contractors shall comply with all federal, state, and local laws relating to occupancy or to criminal conduct while such persons are on the Leased Premises. Lessee and the persons listed above shall not (1) use, occupy, or permit the use or occupancy of the Leased Premises for any purpose which is directly or indirectly forbidden by such laws or which may be dangerous to life or property, (2) permit any public or private nuisance, (3) disturb the quiet enjoyment of other tenants, (4) do anything which might emit offensive odors or fumes, (5) make undue noise or vibrations, (6) permit anything which would cancel insurance coverage or increase the insurance rate on the building or contents, or (7) otherwise damage the Leased Premises.

11.1 Taxes.

Lessor shall be responsible for payment of all taxes and assessments against the Building subject to Lessee’s obligation to pay Lessor for Lessee’s share thereof, on a prorata square foot basis, as additional rent pursuant to paragraph 32.1. Lessee shall timely pay all taxes assessed against Lessee’s furniture, equipment, fixtures, or other personal property in the Leased Premises.

12.1 Insurance.

Lessor and Lessee shall comply with the respective insurance obligations as set forth below:

(a) Lessor. Lessor shall maintain (1) fire and extended coverage insurance, including vandalism and malicious mischief, on the Building, and (2) commercial general liability insurance. The amounts shall be as required by Lessor’s mortgagee or as Lessor may deem reasonably appropriate, whichever is greater. Lessor shall have no responsibility to maintain fire and extended coverage insurance on Lessee’s contents. The portion of Lessor’s insurance premiums reasonably due to Lessee’s acts or omissions or Lessee’s special use, improvements, or tenant finish-out (over and above Lessee’s normal use as contemplated in paragraph 1.1(a)) shall be paid for by Lessee.

(b) Lessee. Lessee shall provide Lessee’s own public liability insurance for its operations on the Leased Premises in an amount not less than $2,000,000. Upon written notice by Lessor to Lessee, such dollar amount of Lessee’s liability policy shall be increased by the amount of any increase required by Lessee’s carrier for “primary coverage” under an umbrella liability policy. Lessee is required to maintain adequate fire and extended coverage insurance (including theft, vandalism and malicious mischief) on the contents in the Leased Premises, including fixtures, furniture, equipment, supplies, inventory, and other personal property. Such property is not covered by Lessor’s insurance.

(c) Insurance certificates. Lessee shall provide Lessor with a certificate of Lessee’s insurance or a copy thereof as required above within 7 days after Lessee initially occupies the Leased Premises or any portion thereof. Lessor and Lessor’s managing agent (if any) shall be named as additional insureds on Lessee’s liability insurance policy. Upon written request by Lessor, changes in the name of Lessor or Lessor’s managing agent shall be reflected on such certificate.

(d) Additional Notice from Lessee. Lessee shall give Lessor 10 days written notice in advance of (1) any change in insurance carrier, (2) any change in policy coverage amount, or (3) any change in additional insureds.

12.2 Waiver of Subrogation.

(a) If waiver of subrogation is not contained in the form language of the insurance policy, Lessor and Lessee may require that the other party’s fire, casualty, or liability insurance policy contain a waiver of subrogation clause. For purposes of waiver of subrogation, Lessor and Lessee release each other and their respective officers, directors, employees, and agents from any claims based on negligence or otherwise, for loss, damage, or injury which occur hereafter and are insured against by the releasing party under insurance policies carried by Lessor and/or Lessee. The foregoing shall not apply to losses, damages, or injuries that are in excess of policy limits or that are not covered due to a deductible clause in the policy.

(b) Upon written request, Lessor and Lessee shall furnish to each other copies of the policies of insurance referred to in this Lease, including any waivers of subrogation, or satisfactory evidence of same.

12.3 Hold Harmless and Indemnity.

To the extent that it is not covered by Lessor’s insurance, Lessee shall indemnify Lessor for and shall hold Lessor harmless from all fines, claims, liabilities, and suits (including costs and expenses of defending against same) resulting from any breach or nonperformance of the Lease by Lessee or Lessee’s agents, employees, family, licensees, or invitees. To the extent that it is not covered by Lessee’s insurance, Lessor shall indemnify Lessee for and shall hold Lessee harmless from all fines, claims, liabilities, and suits (including costs and expenses of defending against same) resulting from any breach or nonperformance of the Lease by Lessor or Lessor’s agents, employees, family, licensees, or invitees. To the extent that it is covered by Lessor’s insurance, Lessor and Lessee shall not be liable to the other or the other’s agents, employees, or family for any damage to personal property resulting from any act, omission, or negligence of any other tenant, visitor, or occupant of the office building. This paragraph shall survive termination or expiration of this Lease.

13.1 Alterations by Lessee.

Lessee may not make any alterations, improvements, doorlock changes, or other modifications of any kind to the Leased Premises without Lessor’s written consent. Consent for governmentally required changes may not be unreasonably withheld. “Alterations” include but are not limited to improvements glued, screwed, nailed, or otherwise permanently attached to the building, structural changes, roof and wall penetrations, and all plumbing, electrical, and HVAC changes. Requests for Lessor’s approval shall be in writing and shall be detailed to Lessor’s reasonable satisfaction. The foregoing shall be done only by Lessor’s contractors or employees or by third parties approved by Lessor in writing. Lessee shall pay in advance for any requested alterations, improvements, lock changes, or other modifications which are approved and performed by Lessor. If same are performed by Lessee with Lessor’s permission, Lessee shall not allow any liens to be placed against the buildings as a result of such additions or alterations. Alterations, improvements, and modifications done at Lessee’s request shall comply with all applicable laws. Changes in Lessee’s alterations or improvements in Lessee’s space which may be later required by governmental action shall also be paid for by Lessee. Lessee shall pay Lessor a 10% administrative/supervision fee if Lessor contracts on Lessee’s behalf for any work to be done for Lessee and paid directly by Lessor to such contractors.

13.2 Americans With Disabilities Act.

Lessor shall be responsible for any requirements under the Americans with Disabilities Act or similar state or local laws as relate to any common area entrance and exit doorways and elevators and any doors into the Leased Premises and to structural building items that Lessor is required to maintain under the terms of this Lease. Lessor agrees to indemnify Lessee for any liability Lessee shall incur as a result of Lessor’s failure to comply with the provisions of this paragraph. Lessee agrees to cooperate fully with Lessor to enable Lessor to timely comply with the provisions of this paragraph and to immediately forward to Lessor any notice Lessee receives regarding complaints, injuries, or claims by anyone claiming that those items which are the responsibility of Lessor do not comply with the provisions of the Americans with Disabilities Act. Lessee shall be responsible for any requirements under such architectural barrier laws as they relate to Lessee’s use of the Leased Premises, including, but not limited to, the positioning of Lessee’s furnishings within the office space. Lessee agrees to indemnify Lessor for any liability Lessor shall incur as a result of Lessee’s failure to comply with the provisions of this paragraph.

14.1 Removal of Property by Lessee.

Lessee may remove its trade fixtures, furniture, and equipment only if (1) such removal is made prior to the end of the lease term, (2) Lessee is not in default under this Lease at time of removal, and (3) such removal is not in anticipation of an early moveout prior to the end of the Lease term. Lessee shall pay all costs of removal. Lessee shall have no rights to property remaining on the Leased Premises after moveout. Lessee may not remove any alterations as defined in paragraph 13.1 or improvements such as wall-to-wall carpeting, book shelves, window coverings, drapes, cabinets, paneling, counters, kitchen or breakroom built-ins, shelving, wall covering, and anything else attached to the floor, walls, or ceilings. If and only if Lessor requests in writing no later than one month after Lessee moves out, Lessee shall remove any alterations, fixtures, equipment, cabling, and other property installed by Lessee. Lessee shall pay for cleaning or repairing damage caused by Lessee’s removal of any property.

15.1 Subletting and Assignment.

(a) Lessee may not sublet, assign, pledge, or mortgage this Lease and may not grant licenses, commissions, or other rights of occupancy to all or any part of the Leased Premises without Lessor’s prior written approval which shall not be unreasonably withheld. Lessee shall submit a copy of the proposed sublease and sublessee’s financials; and Lessor shall have 15 days to approve or not approve the sublease. If Lessor does not timely approve the sublease, it shall be deemed disapproved. Sublessee’s financial strength, reputation, personnel, and length of sublease or assignment shall be important factors in Lessor’s approval. Sale, transfer, or merger of the majority of the voting shares or voting partnership interests in Lessee (if a corporation or partnership) shall be considered an assignment; likewise for issuance of treasury stock or admission of a new general partner. However, if Lessor gives such approval, Lessor shall be entitled to (1) 50% of any excess between Lessee’s rental per square foot under the Lease and the rental per square foot under the sublease or assignment, and (2) 50% of any other consideration flowing directly or indirectly from the sublessee or assignee to Lessee or Lessee’s agents. The foregoing is in consideration of additional management performed or to be performed by Lessor under such sublease or assignment. In addition to the foregoing, Lessor may charge Lessee a one-time fee equal to one month’s lease rental for such additional administrative, investigative, and management services.

(b) Violation of this Lease by sublessees or assignees shall be deemed a violation by Lessee. Approval by Lessor of any sublease or assignment shall not release Lessee from any obligation under this Lease and shall not constitute approval for subsequent subletting or assignment. Sublessees or assignees shall be liable for all of Lessee’s obligations under this Lease unless otherwise specified in writing. Upon default by Lessee, any sublessee shall pay all sublease rentals and other sums due Lessor, direct to Lessor, to be credited against sums owed to Lessor by Lessee under this Lease. Unless otherwise agreed in writing, no sublease or assignment shall be valid unless (1) a copy of this Lease is attached thereto, (2) the sublessee or assignee agrees in writing to be liable for all of Lessee’s obligations under this Lease, and (3) Lessor’s written approval is attached to the sublease or assignment.

(c) At any time, Lessor may, at Lessor’s option, release Lessee from further liability for all or any portion of the Leased Premises that has been subleased or assigned to a third party; and Lessor may terminate the Lease to the extent that it applies to such space. If the Lease or a portion of it is so terminated, Lessee shall remain liable for rents and Building Operating Expenses accrued through the effective termination date, including any year-end adjustment of such expenses; and this obligation shall survive any termination or release unless it is expressly waived in the termination or release agreement.

16.1 Destruction by Fire or Other Casualty.

(a) Total destruction, rent abatement, and restoration. If the Leased Premises is totally damaged by fire or other casualty so that it cannot reasonably be used by Lessee and if this Lease is not terminated as provided in subparagraph (d) below, there shall be a total abatement of Lessee’s rent and Lessee’s obligation to pay office building operating expenses until the Leased Premises is restored by Lessor.

(b) Partial destruction, rent abatement, and restoration. If the Leased Premises is partially destroyed or damaged by fire or other hazard so that it can be only partially used by Lessee for the purposes allowed in this Lease and if this Lease is not terminated as provided in subparagraph (d) below, there shall be a partial abatement of Lessee’s Rent and Lessee’s obligation to pay office Building Operating Expenses which fairly and reasonably corresponds to the time and extent to which the Leased Premises cannot reasonably be used by Lessee.

(c) Restoration. Lessor’s obligation to restore shall be limited to the condition of the Leased Premises existing prior to the casualty. Lessor shall proceed with diligence to restore. During restoration, Lessee shall continue business to the extent practical in Lessee’s reasonable judgment.

(d) Lease termination. If the Leased Premises or the Building is so badly damaged that restoration and repairs cannot be completed within 6 months after the fire or casualty, then this Lease may be terminated as of the date of the destruction by either Lessor or Lessee by serving written notice upon the other. Termination notice must be delivered within one month after the casualty.

17.1 Condemnation.

If the Leased Premises or the Common Areas or any material portion thereof, including any portion of the parking lot is taken by condemnation and if the Leased Premises is thereby reasonably rendered unusable for Lessee’s business use and activities, this Lease shall automatically terminate as of the date lessee is reasonably required to vacate the lease premises; and Lessor and Lessee shall be relieved of all further obligations under this Lease. Lessor shall be entitled to recover from the condemning authority the full amount of Lessor’s interest in this Lease and in the property which is taken in condemnation; provided, however, if Lessee is not in default hereunder on the day of taking or acquisition by the condemning authority, Lessee shall be allowed to recover from the condemning authority, at Lessee’s own expense, Lessee’s trade fixtures, if any, which are taken in condemnation; but not otherwise. Lessee shall be responsible for Lessee’s own attorney’s fees and for proving its own damages.

18.1 Default by Lessor.

Lessee shall be entitled to recover actual damages if (1) Lessor fails to pay any sum due and owing to Lessee within 7 days after written demand from Lessee, or (2) Lessor remains in default on any other obligation for 7 days after Lessee’s written demand for performance. However, Lessor shall not be in default if Lessor promptly commences to cure such noncompliance and diligently proceeds in good faith to cure same after receiving written notice of such default. If taxes and utilities are not timely paid, Lessee may pay same to the extent that it is necessary to avert foreclosure or cutoff.

19.1 Default by Lessee.

If Lessee defaults, Lessor shall have any or all remedies set forth below.

(a) Definition of default. The occurrence of any of the following shall constitute a default by Lessee: (1) failure to pay rent or any other sum due by Lessee under this Lease within 4 days after written demand therefor by Lessor; (2) failure to vacate on or before the last day of the Lease term, renewal term, or extension period; (3) failure to pay rent in advance on a daily basis in the event of unlawful holdover by Lessee; (4) unauthorized early move-out or notice of same as set forth below; (5) acquisition of Lessee’s interest in the Lease by a third party by judicial or non-judicial process; or (6) failure to comply with any other provision of the Lease (including rules) if such failure to comply is not cured as soon as possible after delivery of written notice by Lessor to Lessee. However, Lessee shall not be in default under subclause (6) above if Lessee promptly commences to cure such noncompliance and diligently proceeds in good faith to cure same after receiving written notice of such default.

(b) Utilities and services. If Lessee is in default for nonpayment of rent or other sums due and if Lessee fails to pay same in full within 4 days after Lessor hand delivers to Lessee or to Lessee’s representative written notice of Lessor’s intent to terminate utilities or services which are furnished by Lessor, then Lessor may terminate such utilities or services after such 4-day notice period, without further notice. Lessor’s right to terminate such utilities or services shall occur automatically and without notice if Lessee’s rent is accelerated under subparagraph (d) below, relating to unlawful early move-out.

(c) Acceleration after notice of rental delinquency. If Lessee is in default for nonpayment of rent or other sums due and if Lessee fails to pay same in full within 10 days after Lessor delivers to Lessee or to the Leased Premises a written notice of Lessor’s intent to accelerate, then all rent for the remainder of the lease term shall be accelerated, due, and delinquent at the end of such 10-day notice period without further demand or notice. Such acceleration rights are in consideration of the rentals for the entire term being payable in monthly installments rather than in one lump sum at the beginning of the lease term. If Lessee has already vacated the Leased Premises, notice of acceleration may be delivered to Lessee pursuant to paragraph 29.1. Liability for additional rents accruing in the future (over and above any base rents) shall not be waived by such acceleration.

(d) Acceleration. If Lessee is lawfully evicted, all remaining rents for the remainder of the Lease term shall be accelerated immediately and automatically, without demand or notice. Such accelerated rents shall be due and delinquent without notice before or after such acceleration. Such acceleration shall occur even if the rent for the current month has been paid in full.

If Lessee moves out or gives verbal or written notice (in person or by an authorized employee or agent) of intent to move-out prior to the end of the Lease term, Lessee may continue to pay rent without the Lessor accelerating the rent as long as rent is paid on a timely basis per the Lease Agreement. Should Lessee not pay rent for a period of thirty (30) days, Lessor may accelerate the rent for the entire remainder of the Lease Term without further notice.

(e) Termination of possession. If Lessee is in default as defined in subparagraph (a) above and if Lessee remains in default for 4 days after Lessor gives notice of such default to Lessee, or if Lessee abandons the Leased Premises, Lessor may (with or without demand for performance) terminate Lessee’s right of possession by giving one day’s written notice to vacate; and Lessor shall be entitled to immediate possession without termination of Lessee’s obligations under the Lease. Lessor’s repossession shall not be considered an election to terminate this Lease unless written notice of such intention to terminate is given to Lessee by Lessor. Repossession may be by voluntary agreement or by eviction lawsuit. Commencement of an eviction lawsuit shall not preclude other Lessor remedies under this Lease or other laws.

(f) Reletting costs. If Lessee is in default under this Lease and if Lessor terminates Lessee’s right of possession without terminating this Lease and Lessee’s space is released, Lessee shall pay upon Lessor’s demand the following: (1) all costs of reletting (which in no event shall be less than one month’s rent), including leasing commissions, rent concessions (whether in the form of assuming or buying out lease remainders elsewhere, free rent for a period of time, or reduced rental rates), utilities during the vacancy, advertising costs, administrative overhead, and all costs of repair, remodeling, or redecorating for replacement tenants in the Leased Premises, (2) all rent and other indebtedness due from Lessee to Lessor through the date of termination of Lessee’s right of possession, and (3) all rent and other sums required to be paid by Lessee during the remainder of the entire lease term, subject to the acceleration paragraphs above.

(g) Mitigation by Lessor. Upon eviction or voluntary vacation of the Leased Premises by Lessee without the Lease being terminated by Lessor, Lessor shall make reasonable efforts to relet the Leased Premises. After deduction of reasonable expenses incurred by Lessor, Lessee shall receive credit for any rentals received by Lessor through reletting the Leased Premises during the remainder of the Lease term or renewal or extension period. Such deductible expenses may include real estate commissions, attorney’s fees, and all other expenses in connection with reletting. Lawsuit to collect amounts due by Lessee under this Lease may be brought from time to time on one or more occasions without the necessity of Lessor’s waiting until the expiration of the lease term.

(h) Termination of Lease. Lessor may terminate this Lease (as contrasted to termination of possession rights only) upon default by Lessee or at any time after Lessor’s lawful re-entry or repossession following default by Lessee. Lessor’s agents have authority to terminate the Lease only by written notice given pursuant to paragraph 29.1. After termination, Lessee shall remain liable to Lessor for all sums accruing and unpaid prior to termination and any year-end adjustments of building operating expense, prorated through the date of termination.

(i) Damages. In addition to other remedies, Lessor may recover actual damages incurred.

20.1 Lien for Rent.

(a) Notwithstanding anything to the contrary in this Lease, Lessor’s landlord lien shall be subordinate to any existing security interest and any future purchase money security interests on Lessee’s personal property if such security interest is properly perfected and timely recorded as required by the Texas Business and Commerce Code. Lessor shall cooperate in signing lien subordinations in accordance with the foregoing. Any lien subordination shall be on forms reasonably acceptable to Lessor.

(b) Subject to the limitations of subparagraph (a) above, Lessee gives to Lessor a contractual lien on all of Lessee’s property which may be found on the Leased Premises to secure payment of all monies and damages owed by Lessee under the Lease. Such lien also covers all insurance proceeds on such property. Lessee shall not remove such property while rent or other sums remain due and unpaid to Lessor and such property shall not be removed until all Lessee’s obligations under the Lease have been complied with. This lien is in addition to Lessor’s statutory lien under Section 54.021 of the Texas Property Code. If Lessee is in default for nonpayment of rent or any other sums due by Lessee, Lessor’s representatives may peacefully enter the Leased Premises and remove and store all property. If Lessor removes any property under this lien, Lessor shall leave the following information in a conspicuous place inside the Leased Premises: (1) written notice of exercise of lien, (2) a list of items removed, (3) the name of Lessor’s representative who removed such items, and (4) the date of such removal. Lessor shall be entitled to reasonable charges for packing, removing, or storing abandoned or seized property, and may sell same at public or private sale (subject to any properly recorded chattel mortgage or recorded financing statement) after one month’s written notice of time and place of sale is given to Lessee by certified mail, return receipt requested. Upon request by Lessor, Lessee shall acknowledge the above lien rights by executing Exhibit D.

21.1 Attorney’s Fees, Interest, and Other Expenses.

If Lessee or Lessor is in default and if the nondefaulting party places the Lease in the hands of an attorney in order to enforce lease rights or remedies, the nondefaulting party may recover reasonable attorney’s fees from the defaulting party even if suit has not been filed. In any lawsuit enforcing lease rights, the prevailing party shall be entitled to recover reasonable attorney’s fees from the nonprevailing party, plus all reasonable out-of-pocket expenses. Trial shall be to judge only. All delinquent sums due by Lessor or Lessee shall bear interest at the maximum lawful rate of interest, compounded annually, from date of default until paid, plus any late payment fees. Late payment fees as set forth in paragraph 3.2 shall be considered reasonable liquidated damages for the time, trouble, inconvenience, and administrative overhead expense incurred by Lessor in collecting late rentals, such elements of damages being uncertain and difficult to ascertain. Late payment fees shall not be liquidated damages for attorney’s fees or for Lessor’s loss of use of such funds during the time of delinquency. Whenever Lessee requests Lessor to take any action or give any consent required or permitted under this Lease, Lessee will reimburse Lessor for Lessor’s reasonable costs incurred in reviewing the proposed action or consent, including reasonable attorneys’, engineers’, or architects’ fees, within 10 days after Lessor’s delivery to Lessee of a statement of such costs. Lessee will be obligated to make such reimbursement without regard to whether Lessor consents to any such proposed action.

22.1 Nonwaiver.

The acceptance of monies past due or the failure to complain of any action, nonaction, delayed payment, or default, whether singular or repetitive, shall not constitute a waiver of rights or obligations under the Lease. Lessor’s or Lessee’s waiver of any right or any default shall not constitute waiver of other rights, violations, defaults, or subsequent rights, violations, or defaults under this Lease. No act or omission by Lessor or Lessor’s agents shall be deemed an acceptance or surrender of the Leased Premises, and no agreement by Lessor to accept a surrender of the Leased Premises shall be valid unless it is in writing and signed by a duly authorized agent of Lessor.

23.1 Building Rules.

Lessee will comply with Lessor’s rules for the office building which are attached as Exhibit F-2. The rules are subject to reasonable change if the changes are applicable to all tenants of the office building. Separate parking rules are contained in paragraph F-1. Lessee agrees to provide a copy of the Building Rules (Exhibit F-2) to each of Lessee’s employees.

24.1 Transfer of Ownership by Lessor.

If Lessor transfers ownership of the office building (other than as security for a mortgage) and if Lessor has delivered to the transferee all of Lessee’s security deposits and any prepaid rents, Lessor shall be released from all liability under the Lease; and such transferee shall become liable as Lessor. Such right to be released of liability shall accrue to subsequent owners only if such transfer is in good faith and for consideration.

25.1 Mortgages.

Unless otherwise provided in this Lease, Lessee shall subordinate and attorn to mortgage liens now or hereafter on the Building. Lessee agrees to execute, from time to time, documentation therefor which is necessary in the reasonable judgment of Lessor. This Lease shall be subordinate to all existing and future mortgages. However, such mortgagees may at any time subordinate their lien to this Lease by filing a subordination notice in the county real property records without necessity of notice to Lessee. Lessee waives and holds any mortgagee or holder of a security interest harmless from all claims of Lessee against Lessor arising prior to such mortgagee succeeding to the Lessor’s ownership interest in the property.

If requested in writing by Lessor, Lessee shall not seek to enforce any remedy it may have for any default on the part of Lessor without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Lessor’s Mortgagee (defined as the mortgagee under any such mortgage) whose address has been given to Lessee, and affording such Mortgagee a reasonable opportunity to perform Lessor’s obligations under this Lease.

26.1 Surrender of Leased Premises.

Upon termination of this Lease, Lessee shall surrender the Leased Premises in the same condition as on the date of Lease commencement by Lessee (as changed or improved from time to time in accordance with this Lease), less ordinary wear. Removal of property from the Leased Premises is subject to paragraph 14.1. Upon surrender, Lessee shall provide Lessor with all of Lessee’s keys, access codes and cards to the Leased Premises and the combination to all safes and vaults, if any in the Leased Premises.

27.1 Holding Over.

If Lessee remains in possession of the Leased Premises after the expiration or mutually-agreed termination date of the Lease, without the execution by Lessor and Lessee of a new lease or a renewal or extension of the Lease, then (1) Lessee shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance on a daily basis, subject to all obligations of the Lease, (2) Lessee shall pay rent for the entire holdover period at the rate of 200% of the then-current rental rate under this Lease or 200% of the then-current market rental rate for the space as reasonable determined by Lessor, whichever is greater, (3) Lessee shall be subject to all other remedies of Lessor as provided in paragraph 19.1, (4) Lessee shall indemnify Lessor and/or prospective tenants for damages, including lost rentals, storage expenses, and attorney’s fees, and (5) at Lessor’s sole option, Lessee may extend the lease term for a period of one month at the rate of 200% of the then-current rental rate under this Lease or 200% of the then-current market rental rate for the space as reasonably determined by Lessor, whichever is greater, by giving notice to Lessee or to the Leased Premises while Lessee is holding over. Holdover rents shall be immediately due on a daily basis and delinquent without notice or demand; and the prior written notice and waiting period requirements of this Lease shall not be necessary in order for Lessor to exercise remedies thereunder.

28.1 Signs and Building Name.

There shall be no signs, symbols, or identifying marks on or in the building, halls, elevators, staircases, entrances, parking areas, landscape areas, doors, walls, or windows without prior written approval of Lessor. Lessor shall provide and pay for the initial building standard suite sign and directory strip. If the lease term is less than 12 months, the cost of initial suite signage for Lessee’s space and initial directory strip shall be at Lessee’s expense. All signs or lettering shall conform to the sign and lettering criteria established by Lessor. Unless otherwise stated in the rules, suite signage and building directory changes shall be done exclusively by Lessor and at Lessee’s expense. Lessor may remove all unapproved signs without prior notice to Lessee and at Lessee’s expense. Lessor may change the name of the building upon six months’ written notice to Lessee.

29.1 Notices.

Whenever written notice is required or permitted under this Lease, such notice shall be in writing and shall be either (a) hand delivered personally to the party being notified, (b) hand delivered to or inside such party’s mailing address, (c) delivered by fax provided there is a fax transmittal confirmation, or (d) delivered at such party’s mailing address by overnight commercial courier or by certified mail, return receipt requested. The notice address of Lessor shall be the address to which Lessee normally mails or delivers the monthly rent unless Lessor notifies Lessee of a different address in writing. The notice address of Lessee shall be the Leased Premises under this Lease. However, if Lessee moves out, it shall be Lessee’s last address known by Lessor. Hand delivered notice is required only when expressly required in the Lease. Notice by noncertified mail is sufficient if actually received by the addressee or an employee or agent of addressee. The term “notice” shall be inclusive of notices, billings, requests, and demands.

30.1 Estoppel Certificates.

From time to time, upon 7 days’ prior written request from Lessor, Lessee shall execute and deliver to Lessor an estoppel certificate in a form similar to the attached as Exhibit G. The form in Exhibit G may be changed as reasonably required by a prospective purchaser or lender. If any statement in the estoppel certificate form is contrary to the facts existing at the time of execution of such form, Lessee may correct same before signing. Reasonable modifications in the form may be made as requested by a prospective lienholder or purchaser. The estoppel certificate may be conclusively relied upon by Lessor and by any prospective lienholder or purchaser of the Leased Premises. If Lessee fails to comply with the foregoing by the end of such 7-day period, it shall be conclusively presumed that (1) this Lease is in full force and effect without any subleases or assignments and is unamended or modified except for amendments verified by affidavit of Lessor to the prospective lienholder or purchaser, (2) no rents, security deposits, or other charges have been prepaid, (3) the statements contained in the estoppel certificate form (Exhibit G) are correct, (4) there are no uncured defaults by Lessor, (5) Lessee has no right of offset or rescission, and (6) any prospective purchaser or lienholder may conclusively rely on such silence or noncompliance by Lessee and may conclusively assume no Lessor defaults within the four months following Lessee’s receipt of Lessor’s request for an estoppel certificate.

31.1 Successors.

This Lease shall bind and inure to the benefit of the parties, any guarantors of this Lease, and their respective successors and assigns.

31.2 Leasing Agent Commissions.

No leasing commission shall be due by Lessor to any leasing agent unless in writing. Commission agreements executed by Lessor shall be binding on subsequent building owners if the tenant of the Lease in question is in possession at the time of transfer of building ownership.

32.1 Building Operating Expense.

In addition to the monthly Base Rent in paragraph 2.1, Lessee shall pay Additional Rent on a monthly basis, equivalent to Lessee’s prorata share of actual Building Operating Expenses as per Exhibit C. Lessee’s responsibility for payment of Building Operating Expenses shall be subject to the expense stop referred to in Paragraph 2.1.

33.1 Representations and Warranties by Lessor.

Lessor warrants that Lessor is the sole owner of the land and improvements comprising the office building and that Lessor has full right to enter into this Lease. Lessor’s duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranties, now or in the future. No representations or warranties have been made by Lessor other than those expressly contained in this Lease.

34.1 Representations and Warranties by Lessee.

Lessee warrants to Lessor that financial statements on file and publicly available as to Lessee are true and correct and may be relied upon by Lessor.

35.1 Place of Performance.

Unless otherwise expressly stated in this Lease, all obligations under this Lease, including payment of rent and other sums due, shall be performed in the county where the Building is located, at the address designated from time to time by Lessor.

36.1 Miscellaneous.

This Lease contains the entire agreement of the parties. No other written or oral promises or representations have been made, and none shall be binding. This Lease supersedes and replaces any previous lease between the parties on the Leased Premises, including any renewals or extensions thereunder. Except for reasonable changes in written rules, this Lease shall not be amended or changed except by written instrument, signed by both Lessor and Lessee. Lessor’s agents do not and will not have authority to (1) make exceptions, changes or amendments to this Lease, or factual representations not expressly contained in this Lease, (2) waive any right, requirement, or provision of this Lease, or (3) release Lessee from all or part of this Lease, unless such action is in writing and signed by both parties to this Lease. Multiple lessees shall be jointly and severally liable under this Lease. Notices, requests, or agreements to, from, or with one of multiple lessees shall be deemed to be to, from, or with all such Lessees. Under no circumstances shall Lessor or Lessee be considered an agent of the other. The Lease shall not be construed against either party more or less favorably by reason of who drafted the Lease or changes in the Lease. Texas law applies. If any date of performance or exercise of a right ends on a Saturday, Sunday, or state holiday, such date shall be automatically extended through the next business day. Time is of the essence; and all performance dates, time schedules, and conditions precedent to exercising a right shall be strictly adhered to without delay except where otherwise expressly provided. Time for performance of non-monetary obligations of either party shall be reasonably extended to the extent delay is caused by force majeure, i.e., a cause such as riot, strikes, etc., beyond the control of the party obligated to perform. If any provision of this Lease is invalid under present or future laws, the remainder of this Lease shall not be affected.

37.1 Hazardous Materials.

Various materials utilized in the construction of any improvements to the property or in the use thereof, past or present, may contain materials that have been or may in the future be determined to be hazardous. For example, some electrical transformers and other electrical components can contain PCBs, and asbestos may have been used in a wide variety of building components such as fire-proofing, air duct insulation, acoustical tiles, spray-on acoustical materials, linoleum, floor tiles and plaster. Such substances may be present on or in soils, underground water, building components or other portions of the Leased Premises in areas that may or may not be accessible or noticeable.

Current federal, state and local laws and regulations may require the clean-up of such hazardous or undesirable materials.

Lessor, real estate brokers, and leasing agents in this transaction have no expertise with respect to hazardous materials and have not made, nor will any of their statements constitute representations, either express or implied, regarding the existence or nonexistence of hazardous materials in or on the Leased Premises.

38.1 Confidentiality.

Lessee acknowledges that the terms and provisions of this Lease, if disclosed to third parties, could interfere with and injure Lessor’s business relationship with or ability to lease to other existing or prospective tenants. Therefore, except as otherwise provided herein, Lessee agrees to keep confidential any and all terms and provisions of this Lease, including but not limited to rental amounts, tenant improvements, expense passthrough terms and calculations, etc. Signature of person signing as same may be subsequently amended or modified together with all information, business terms, agreements, and other matters discussed during the lease negotiations or to be subsequently discussed between Lessee, Lessor, their leasing agents, or their respective representatives and to not disclose same in any way to any persons or entities without Lessor’s written consent which Lessor shall have no obligation to give. Provided, however, Lessee may reveal such (if applicable) information to those agents and employees of Lessee made aware of such information shall be informed by Lessee of this Confidentiality Agreement, and Lessee shall be responsible for their compliance with same. In this Confidentiality Agreement, the term “Lessee” shall include Lessee, and any agent, owner, employee, officer, director or affiliate of Lessee.

Notwithstanding the above, Lessee may disclose to any entity from which Lessee is attempting to secure financing those terms of the Lease and the financing. Lessee shall, however, inform the lender of the Confidentiality Agreement and Lessee shall require the lender to comply with the terms hereof. Also, Lessee may disclose the terms of this Lease if required to do so by court order. This lease must be disclosed by Lessee in accordance with the rules promulgated under the Securities and Exchange Act of 1934, as amended.

If any terms of this Lease are disclosed by Lessee to any third party other than as expressly allowed, or if any third party becomes aware of said information due to a previous disclosure of same by Lessee, Lessor shall, in addition to any other remedies Lessor may have against Lessee at law, in equity, or pursuant to the terms of this Lease, have available to it one or more of the following remedies:

(a)	Lessor may secure injunction or other equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of this provision; and

(b)	Lessee’s breach of this Confidentiality Agreement shall be deemed a default by Lessee under this Lease.

39.1 Special Conditions.

Additional provisions of this Lease are set forth in Exhibit J.

40.1 Exhibit List.

The exhibits attached to this Lease are listed below. All exhibits are a part of this Lease except for those which have been lined out or which have been shown below as omitted.

Exhibit A	Floor Plan of the Leased Premises (paragraph 1.1)

Exhibit B	Legal Description of Office Building (paragraph 1.1)

Exhibit C	Building Operating Expense Passthrough Calculations (paragraphs 2.1 and 32.1)

Exhibit E	Construction by Lessor or Lessee (Paragraph 5.1)

Exhibit F-1	Parking Rules (paragraphs 9.2 and 23.1)

Exhibit F-2	Building Rules (paragraph 23.1)

Exhibit G	Estoppel Certificate (paragraph 30.1)

Exhibit H	Intentionally Deleted

Exhibit I	Intentionally Deleted

Exhibit J	Special Conditions (paragraph 37.2)

Exhibit K	Limited Right of First Refusal

Exhibit L	Acknowledgement of Receipt of Agency Disclosure

41.1 Lease Dates and Authority to Sign.

The “identification” date of this Lease is November 20, 2006 (the same date as at the beginning of Basic Lease Information). The “effective date” on which this Lease becomes binding is the date on which the Lease has been signed by Lessor, Lessee, and any guarantors. The names and signatures of all parties are shown below; and all persons signing have been duly authorized to sign. If Lessee is a corporation, a corporate resolution authorizing Lessee to execute this lease is attached as Exhibit I. Corporate seals are unnecessary under Texas law.

LESSOR	LESSEE

QUATRO INVESTMENTS	NIGHTHAWK RADIOLOGY SERVICES, L.L.C.
Printed name of company or firm (if applicable)	Printed name of company or firm (if applicable)

SUSAN GOLDBERG	PAUL CARTEE
Printed name of person signing	Printed name of person signing

/s/ Susan Goldberg	/s/ Paul Cartee
Signature	Signature

GENERAL PARTNER	GENERAL COUNSEL AND OFFICER
Title of person signing (if applicable)	Title of person signing (if applicable)

November 20, 2006	November 16, 2006
Date signed	Date signed

EXHIBIT A

Floor Plan of the Leased Premises

(see paragraph 1.1 of Lease)

Building Name: Westlake Oaks Executive Office Park, Bldg. I Usable SF: 4,978

Suite Number(s): Suite 200 Rentable SF: 4,978

The parties agree that the floor plan outlined in bold or hashmarked below is a true and correct diagram of the Leased Premises referred to in paragraph 1.1.

EXHIBIT B

Legal Description of Office Building

by lot, block, subdivision, and county or

by metes and bounds description

(see paragraph 1.1 of Lease)

NIT 2, BUILDING I, WESTLAKE OAKS EXECUTIVE PARK CONDOMINIUMS AMENDED PLUS 6.3929% INTEREST IN COMMON AREA

EXHIBIT C

Page One of Two

Building Operating Expense Pass-Through Calculations

(see paragraphs 2.1 and 32.1 of Lease)

(a) “ESTIMATED” PRORATA BUILDING OPERATING EXPENSES. On or before the beginning of each calendar year, Lessor shall calculate the estimated Building Operating Expenses for that calendar year, according to the criteria in subparagraph (c) below. One-twelfth of Lessee’s prorata share of estimated Building Operating Expenses which are in excess of any expense stop shall be due on the first of each month as additional rent.

(b) YEAR-END ADJUSTMENT FOR OVERPAYMENT OR UNDERPAYMENT BY LESSEE BECAUSE OF DIFFERENCES BETWEEN “ESTIMATED” AND “ACTUAL” BUILDING OPERATING EXPENSES. After each calendar year of the Lease term and renewal or extension periods, Lessor shall determine the actual Building Operating Expenses for that calendar year. If it is then determined that actual Building Operating Expenses were less than estimated expenses and that Lessee’s monthly payments of estimated expenses over Lessee’s expense stop figure were too much, Lessor shall promptly credit to Lessee the excess amount paid by Lessee. If it is determined that actual Building Operating Expenses were more than estimated expenses and that Lessee’s monthly payments of estimated expenses over Lessee’s expense stop figure were insufficient, Lessor shall invoice Lessee for the amount of Lessee’s underpayment. Payment thereof shall be due upon delivery of invoice to Lessee. Payment may be made prior to or with the next scheduled rental payment, but not later. The foregoing calculations and adjustments may also be made one or more times during the calendar year, at Lessor’s option.

(c) DEFINITION OF BUILDING OPERATING EXPENSES. Building Operating Expenses for each calendar year shall include: all ad valorem taxes, assessments and related government charges becoming due on the building and personal property used in operation of the building in such period; utilities; insurance premiums for fire, extended coverage, vandalism, and liability on the building and personal property used in building management; janitorial expenses; window cleaning; supplies; painting, roof repairs, window replacement, which are reasonably related to the operation of the building and utilities serving same. No such category shall include more than 12 months’ worth of expenses. Building Operating Expenses shall also include the following improvements if amortized over the useful life of such improvements together with interest at 12% per annum on the unamortized cost: (i) improvements which or are designed to reduce operating expenses, (ii) improvements or modifications required by governmental agencies following completion of the building, and (iii) improvements to the common areas of the building, including but not limited to carpeting, floor covering, draperies and wall coverings. Building Operating Expenses shall be calculated on an accrual basis in accordance with generally accepted accounting principles, consistently applied. The word “building” as referred to above shall include the building, parking areas, parking garage (if any), and common areas.

Building Operating Expenses shall not include: principal and interest payments on mortgages; depreciation or improvements which IRS requires to be depreciated (except as provided above); expenses of repairing damage of the type normally covered by fire, vandalism, flood, and EC insurance; any expense paid or reimbursed from insurance proceeds; costs of repairing damage for which Lessor is entitled to reimbursement from others; remodeling costs for new or existing tenants; common area improvements or personal property required by other tenants to be made, purchased, or furnished to such tenants; utility and air conditioning or heating costs or other expenses which are separately billed to specific tenants; franchise and income taxes of Lessor; leasing commissions; expenses of marketing vacant space in the building; legal fees; structural repairs to roof, foundation, and walls; asbestos removal; and installation of sprinklers, fire alarms, and smoke detector systems.

If utilities and taxes included in “Building Operating Expense” are not payable, billed or otherwise due so as to allow an accurate calculation of said factors annually, then Lessor, in its reasonable discretion, may estimate and prorate said expenses on an annual basis, and said factors shall be properly adjusted by Lessor when they actually become due and payable. Otherwise, expenses must be supported by invoices and actually paid.

EXHIBIT C (cont’d)

Page Two of Two

(d) DEFINITION OF PRORATA SHARE. Lessee’s prorata share of estimated and actual Building Operating Expenses is the percentage result of dividing “Lessee’s rentable square feet” is 4,978 by the total rentable area in the entire building which is 9,956.

(e) PERCENTAGE OF BUILDING OCCUPIED. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Operating Costs for such period shall, for the purposes of calculating Building Operating Expenses, be increased to the amount which would have been incurred if the rentable area of the Building had been 95% occupied for the entire year.

(f) DELAY IN IMPLEMENTATION. At Lessor’s option, adjustments may be delayed. Lessor’s delay in implementing such adjustments shall not waive Lessor’s right thereto, and the most recent monthly rental figures shall continue to be paid during such delay. If Lessor delays in timely calculating adjustments, such adjustments shall be retroactive to the respective date on which Lessor had a right to make such adjustment; and such delayed rent adjustments shall become due upon written notice to Lessee.

(g) EXAMINATION OF RECORDS. Provided Lessee has paid all rent, Building Operating Expense pass-throughs and other amounts of every kind due and unpaid under this Lease, upon reasonable notice to Lessor in writing, Lessee may, at Lessee’s sole expense, examine or audit Lessor’s invoices and statements related to Building Operating Expenses for the year immediately preceding, such review to be conducted at the place where such invoices and statements are customarily maintained by Lessor. Examination or audit of Building Operating Expenses for a particular year must be completed no later than four months after Lessee’s receipt of a reconciliation notice or statement of Building Operating Expenses for that year. If not examined or audited within the four-month period, such reconciliation shall be deemed as accepted and agreed to by all parties. Lessee and Lessee’s agents and employees shall keep confidential all results of the audit. If Lessee objects to Lessor’s accounting of any Operating Expenses, Lessee shall, within 30 days after the completion of Lessee’s audit, notify Lessor that Lessee disputes the correctness of such accounting, specifying the particular line items which Lessee claims are incorrect. If such dispute has not been settled by agreement within 30 days thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Lessor and Lessee and judgment thereon may be entered in any court of competent jurisdiction.

EXHIBIT E

TENANT FINISH OUT

CONSTRUCTION BY LESSOR

Lessor	Quatro Investments
Lessee	Nighthawk Radiology Services, L.L.C.
Date of lease	November 20, 2006
Office space	200
Building name / address	Westlake Oaks Executive Office Park, Bldg. I / 1001 S. Capital of Texas Hwy / Austin, TX 78746

Lessee agrees to lease Suite 200 with the following improvements listed (below) or (on the attached floor plan). The cost for said improvements, including space planning fees, and construction management fees, shall be payable by Lessee, Lessor shall contribute an allowance of $24,890.00 ($5.00/rsf). Lessee shall be responsible for the any costs in excess of the allowance.

Lessee may choose own contractor. Tenant Improvements are to be agreed upon by Lessee and Lessor, as well as Lessee’s contractor and Lessor’s receipt of an acceptable certificate of insurability prior to construction from Lessee’s contractor.

Improvements:	1) CARPET. Carpet selections and quality of carpet to be chosen by Lessee and approved by Lessor, approval of such shall not be unreasonably withheld or delayed.

2) PAINT. Paint selections to be chosen by Lessee and approved by Lessor, approval of such shall not be unreasonably withheld or delayed.

EXHIBIT F-1

Parking Rules

(see paragraph 9.2 of Lease)

It is the desire of Lessor to maintain and operate the parking garage and parking areas in an orderly manner. The following rules and regulations apply to all tenants in the building and their agents, employees, family, licensees, invitees, visitors, and contractors unless otherwise stated. Lessor reserves the right to rescind these rules, make reasonable changes, or make other reasonable rules and regulations for the safety, care, and cleanliness of the parking garage, if applicable, and parking areas and for the preservation of good order.

1. TRAFFIC SIGNS. All persons parking in the parking areas and parking garage shall observe posted signs and markings regarding speed, stop signs, traffic lanes, reserved parking, no parking, parking stripes, etc.

2. LESSEE EMPLOYEE AND CUSTOMER PARKING. Lessees and their employees and customers [ X ]may OR [ ]may not park without charge. Lessor reserves the right to utilize any reasonable system by which building tenants may pay for parking of their guests or customers.

3. TRASH. All persons parking in the parking garage or parking areas shall refrain from throwing trash, ashtray contents, or other debris on the garage floor or parking areas.

4. FLAT TIRES. All vehicle owners and all persons parking in the parking garage or parking areas shall be responsible for promptly repairing flat tires or other conditions of the vehicle which cause unsightliness in the reasonable judgment of Lessor.

5. REMOVAL OF UNAUTHORIZED VEHICLES. If vehicles are blocking driveways or passageways or parked in violation of these rules and regulations or state statutes, Lessor may exercise vehicle removal remedies under Texas Transportation Code, Chapter 684 upon compliance with statutory notice.

6. SECURITY. Lessor shall use reasonable diligence in the maintenance of existing lighting in the parking garage or parking areas. Lessor shall have no duty for additional lighting or any security measures in the parking areas, including the parking garage.

7. PARKING OF EMPLOYEE VEHICLES. Lessor may from time to time designate specific areas in which vehicles owned by Lessee and Lessee’s employees, sublessees, assignees, licensees, and concessionaires shall be parked. Lessee shall use best efforts to see that such vehicles are parked in such areas. Upon request by Lessor, Lessee shall furnish Lessor a complete list of license numbers of all vehicles operated by Lessee and the above listed persons. Lessor may charge reasonable parking fees for such vehicles not parked in the designated areas.

8. PARKING OF TRUCKS AND DELIVERY VEHICLES. Without Lessor’s prior written approval, no trailers or large trucks may be parked in the parking areas except for temporary loading or unloading. Service and delivery vehicles may be parked in loading zones only when necessary.

9. TIMELY PAYMENT OF PARKING RENT. If applicable, Lessee shall be entitled to monthly parking rights in the parking garage only upon timely payment of the then current monthly parking rent, in advance. Lessee may rent less than the allowed number of spaces. Lessee may rent more than the allowed number of spaces if available in the reasonable judgment of Lessor.

10. CONTROL DEVICES. Lessor reserves the right to install or utilize any reasonable system of entry and exit control devices in marked loading areas.

11. ILLEGALLY PARKED VEHICLES. Lessor has no duty to patrol for illegally parked vehicles or to have them removed. Parking is for daily employee parking only and vehicles may not be left for periods longer than one week. Employees may not use more than one parking space at a time.

EXHIBIT F-2

Page One of Three

Building Rules

(see paragraphs 9.2 and 23.1 of Lease)

LESSEE AGREES TO PROVIDE A COPY OF THESE RULES TO EVERY EMPLOYEE

It is the desire of Lessor to maintain in the building the highest standard of dignity and good taste consistent with comfort and convenience for all tenants. Any action or condition not meeting this high standard should be reported directly to the building manager. Cooperation by all tenants will be sincerely appreciated. The following rules and regulations apply to all tenants in the building and their agents, employees, family, licensees, invitees, visitors, and contractors unless otherwise stated. Pursuant to paragraph 23.1 of the Lease, Lessor reserves the right to rescind these rules, make reasonable modification thereto, and make other reasonable rules and regulations for the safety, care, and cleanliness of the building and for the preservation of good order.

1. DELIVERIES AND MOVEMENT OF FURNITURE. Movement into or out of the building of furniture, equipment shall be restricted to hours, stairways, and elevators designated by Lessor. Unless Lessor notifies Lessee otherwise, only the freight elevator may be used for such purposes, and such elevator may be used only after regular business hours without prior approval of Lessor. All such movement and delivery shall be under the supervision of the building manager and carried out in a manner agreed between Lessee and the building manager, by prearrangement. Prearrangement shall include time, method, routing, and any limitations imposed for reasons of safety or nondisturbance of others. The hold harmless and indemnification provisions of paragraph 12.3 shall apply to the foregoing. Lessor may require that movement of furniture or equipment which interferes with normal building traffic shall be made at hours other than normal business hours.

2. OBSTRUCTION OF PASSAGEWAYS. None of the passageways, outside entries, exterior doors, elevators, hallways, or stairways shall be locked or obstructed. No rubbish, trash, litter, or materials of any nature may be emptied or thrown into these areas. These areas may be used only for ingress and egress.

3. DOORS AND DOORLOCKS. When Lessee’s corridor doors are not in use, Lessee shall use its best efforts to keep them closed on all floors where Lessee is a partial tenant on the floor. No additional locks shall be placed on any doors in the Leased Premises without written consent of Lessor. Lessee shall not change, alter, or replace locks provided by Lessor on doors in the building, except with written permission of the building manager. All necessary keys shall be furnished by Lessor, and Lessor shall be entitled to have a key for every door in the Leased Premises. Lessee shall surrender all keys upon termination of Lessee’s right of occupancy; and at such time, Lessee shall give Lessor the combination to all vaults or combination locks remaining in the Leased Premises after surrender by Lessee.

4. SAFES. Safes and other heavy articles shall be carried onto the Leased Premises only at such times and in such manner as prescribed by Lessor. Lessor shall have the right to specify weight limitations and positioning of safes or other heavy articles. Any damage done to the building by installation, presence, or removal of a safe or other article owned or controlled by Lessee on the Leased Premises, shall be paid for by Lessee.

5. REMOVAL OF FURNITURE. Removal of furniture or equipment from the Leased Premises shall require presentation of written authorization by an authorized representative of Lessor. Security guards, watchmen, janitors, and other building employees will have the right to challenge all persons leaving the building with such items.

6. INSTALLATION AND REPAIR WORK. Lessee shall refer all contractors, contractors’ representatives, and installation technicians who render any service on or to the Leased Premises, to the building manager for approval and supervision before performance of any service. This provision shall apply to all work performed in the building, including installation of telephones, electrical lines, and other electrical devices where such installation affects the floors, walls, woodwork, trim, windows, ceilings, mechanical equipment, or any other part of the building. If Lessee desires telephone or other electronic connections, Lessee shall notify Lessor; and Lessor shall then direct installation servicemen as to where and how wires may be introduced. Without such directions, no such installations shall be permitted.

EXHIBIT F-2 (cont’d)

Page Two of Three

7. HAZARDOUS MATERIALS. Lessee shall not place or install, on the Leased Premises or any part of the building, any explosive, gasoline, kerosene, oil, acids, caustics, or any other inflammable, explosive, or hazardous materials without written consent of the building manager. Lessee shall not operate electric space heaters, stoves, engines, or other equipment not typical of an office building without written consent of the building manager.

8. ENTRY BY LESSOR. Lessor shall have the right to enter for the purposes set forth in paragraph 9.1 of the Lease at all times.

9. PLUMBING. Plumbing fixtures and appliances shall be used only for the purposes for which they were constructed. No sweeping, rubbish, rags, or other unsuitable materials may be thrown or placed in plumbing fixtures or appliances. The cost of any stoppage or damage resulting from negligence or improper use of these fixtures and appliances by Lessee or Lessee’s agents, employees, family, invitees, licensees, or visitors shall be paid for by the Lessee.

10. WINDOWS. Lessee shall not allow windows within the Leased Premises to be opened at any time, except in emergencies. Nothing shall be thrown out of the windows of the building or down the stairwells or other passages. Lessor reserves the right to cause any or all windows of the building to be locked, sealed, closed, or otherwise made inoperable, or to install permanent or temporary screens thereon, and to include the cost thereof with the operating expenses of the building.

11. THEFT AND DAMAGES. Lessor shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Leased Premises or from the public areas of the building, regardless of whether such loss occurs when the area is locked against entry. Lessor will not be liable to Lessee, or Lessee’s employees, customers, or invitees for any damages or losses to persons or property caused by other lessees in the building or for damages or losses caused by theft, burglary, assault, vandalism, or other crimes. Lessor shall not be liable for personal injury or loss of Lessee’s property from fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosions, or interruption of utilities unless such injury or damage is caused by negligence of Lessor. If this does indeed require same, Lessor strongly recommends that lessee secure lessee’s own insurance to protect against the above occurrences.

12. ANIMALS. No birds, fowl, or animals (except guide dogs for handicapped persons) shall be brought into or kept in or about the building or common areas.

13. BICYCLES AND OTHER VEHICLES. No bicycles, motorcycles, or similar vehicles shall be allowed in the building. No trailers or large trucks may be parked in the building parking areas except for temporary loading or unloading.

14. RESIDENTIAL USE. No sleeping, cooking, clothes cleaning, or laundering is permitted on the Leased Premises without written consent of Lessor.

15. INTOXICATION. Lessor reserves the right to exclude or expel from the building any person who in the reasonable judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any rules of the building.

16. DISTURBANCES. Lessee shall not obstruct, disturb, or interfere with the rights of other Lessees or occupants or in any way injure or annoy them. Lessee shall not make any noises by any means which, in the reasonable judgment of Lessor, are likely to disturb other lessees or occupants of the building.

17. COMPLIANCE WITH SAFETY AND SANITATION LAWS. Lessee shall comply with all laws relating to fire, safety, and sanitation, and shall comply with any requirements of Lessor’s insurance company with respect to fire prevention, safety standards, and sanitation.

EXHIBIT F-2 (cont’d)

Page Three of Three

18. CLEANING. Lessee shall not employ any person or persons without written consent of Lessor, for the purpose of cleaning or maintaining of the Leased Premises. Lessee shall cooperate with Lessor’s employees, agents, and cleaning personnel in keeping Lessee’s Leased Premises neat and clean. Any special cleaning requested by Lessee and performed by Lessor or Lessor’s employees, agents, or contractors shall be paid for by Lessee.

19. SOLICITING. Canvassing, soliciting, or peddling in the building is prohibited without written permission of Lessor, and Lessee shall cooperate to prevent same.

20. SIGNS. No signs, fixtures, or notices of any kind may be displayed except by written consent of Lessor. All signs shall conform to the requirements of paragraph 28.1 of the Lease.

21. NOTICE OF PERSONAL INJURIES OR UTILITY OR MECHANICAL PROBLEMS. Lessee shall give prompt notice to the building manager, to the best of Lessee’s knowledge, of any significant accidents involving injury to persons or property, including plumbing, electrical, heating, air conditioning, stairwell, corridor, and elevator problems and/or personal injury and property damage caused thereby.

22. REQUESTS BY LESSEE. Except in emergencies, requests by Lessee shall be attended to only after written request by Lessee to the building management. Lessor’s employees are not allowed to perform or do anything outside their regular duties unless pursuant to special orders from Lessor. Lessee may not contract with Lessor’s employees for the performance of paid or free services to Lessee. If, at the request of Lessee, Lessor or Lessor’s agents furnish services, goods, labor, or material to Lessee which are not required to be furnished by Lessor under this Lease, Lessee shall pay for same upon delivery of a written statement therefore to Lessee.

23. BUILDING ACCESS. Anyone who does not reasonably satisfy a building security guard (if any) that he has a right to enter the building may be excluded by the guard. Lessor shall not be liable for damages for any good faith error with regard to admission or exclusion from the building of any person. In case of fire, destruction, invasion, mob, riot, or other commotion, Lessor reserves the right to prevent access to the building by closing the doors or otherwise.

24. REQUEST FOR EXTRA AIR CONDITIONING. Requests for heating or air conditioning before or after the hours of operation stated in paragraph 7.1 of the Lease must be received at the management office at least 24 hours in advance.

25. LEASE PROVISIONS REGARDING LESSEE’S CONDUCT. Lessee shall comply with all the provisions of paragraph 9.2 regarding parking and paragraph 10.1 regarding occupancy, nuisance, and hazards.

26. ELEVATORS. Lessor shall not be liable for damages from stoppage of elevators for repair, service, or improvements, nor shall Lessor be liable for delays of any duration in connection with elevator repair, service, or improvements.

27.	SMOKING. This is a non-smoking building; smoking is not permitted anywhere inside the building.

28. ICE, SLEET, SNOW, OR WATER. Lessor shall have no duty to remove, in whole or in part, ice, sleet, snow, or water from parking lots, walkways, sidewalks, or stairs, regardless whether they are covered, uncovered, inside, or outside of buildings. At Lessor’s option, Lessor may remove such ice, sleet, snow, or water at any time, in whole or in part, with or without notice to anyone.

29. WATER LEAKS AND INFILTRATION. Lessee shall immediately notify Lessor of any visible water leaks, significant water spills on carpet, or water infiltration into any wall or ceiling in Lessee’s space or any mold or mildew in Lessee’s space.

EXHIBIT G

Page One of Two

This form is not to be filled in or executed at time of lease execution.

Estoppel Certificate

(see paragraph 30.1 of Lease)

The purpose of this certificate is to confirm the current status of matters relating to the Lease described below. It is for the benefit of the owner or prospective purchaser or mortgagee of the building in which the Leased Premises are located.

1. The undersigned is the Lessee under a Lease between Quatro Investments, as Lessor, and Nighthawk Radiology Services, L.L.C. , as Lessee, dated                                  on Leased Premises locally known as the Westlake Oaks Executive Office Park, Bldg. I building and located at 1001 S. Capital of Texas Hwy , Austin, Texas 78746. A copy of the fully executed Lease and any amendments or modifications thereto are attached. There are no other modifications or amendments to the above described Lease. The dates of any amendments or modifications are: (put “none” if inapplicable)                                                                                                                                                                                 .

2. There are no unfulfilled written or verbal promises, representations, or warranties by Lessor.

3. There are no subleases of the Leased Premises or any portions thereof.

4. The Lease (together with any amendments or modifications referred to above) is in good standing and in full force and effect. Lessor is not in default. Lessee agrees to give notice of any Lessor default to any purchaser or lender making written requests to Lessee for same.

5. Except for rents (if any) which may be due under the Lease for the current month, there are no rents or other charges which have been prepaid by the undersigned Lessee to Lessor under the Lease other than the following:

6. The amount of security deposit currently posted by Lessee with Lessor is $                     in the form of ( ) cash or ( ) an irrevocable, unconditional letter of credit issued by Bank Issuing Letter of Credit in favor of Lessor which is still valid.

7. Lessee acknowledges that the space being leased consists of                      rentable square feet according to the Lease, that the improvements to be constructed by Lessor have been satisfactorily completed, that the Lease space has been accepted by Lessee, that Lessee now occupies the lease space, and that the commencement date for the lease term was                                 .

8. There are no rentals which are due and unpaid. Rentals are fully paid (if required by the Lease) through the last day of the month in which this estoppel certificate has been executed.

9. There are no known offsets or credits against rentals except as expressly provided by the terms of the Lease. There is no known right of rescission and no known defense to Lessee’s future obligations to pay the specified rentals at the times and in accordance with the lease terms. Lessee has not received any concession (rental or otherwise) or similar compensation not expressed in the Lease which is presently in effect.

10. Lessee has no options or rights of refusal regarding the Leased Premises or additional rental space other than as set out in the Lease.

11. Lessee has not: (a) made a general assignment for the benefit of creditors; and (b) commenced any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (c) had any involuntary case, proceeding, or other action commenced against it which seeks to have an order for relief entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution, or

EXHIBIT G

Page Two of Two

composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (d) concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay, or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law; or made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (e) had a trustee, receiver, custodian or other similar official appointed for or take possession of all or any part of its property or had any court take jurisdiction of any other of its property.

12. Lessee agrees to furnish Lessor with estoppel letters on this form within 10 days (stating the then-current facts) after written request by Lessor or subsequent owners of the building.

13. Lessee acknowledges that, upon 10 days’ prior written request of Lessor’s mortgagee at any time after foreclosure proceedings or a deed in lieu of foreclosure, Lessee shall attorn to the mortgage or foreclosure purchaser by recognizing such new owner as Lessor under the Lease provided that such purchaser shall recognize the rights of tenant under the Lease as long as tenant is not in default. The agreement of Lessee to attorn shall survive any foreclosure sale or deed in lieu of foreclosure. Lessee shall, upon 10 days’ written notice from Lessor’s mortgagee anytime before or after foreclosure sale, execute, acknowledge, and deliver to Lessor’s mortgagee all instruments and certificates that in the reasonable judgment of Lessor’s mortgagee may be necessary or proper to confirm such attornment.

14. Lessee acknowledges that this estoppel certificate and the statements therein may be conclusively relied upon by Lessor and by any prospective purchaser or lien holder of the Leased Premises.

15. The form of this estoppel certificate may vary, depending on lender or purchaser requirements. It is agreed that this certificate may be modified to conform to reasonable requests by lenders or purchasers.

16. This agreement shall be binding upon and shall inure to the benefit of the Lessor, any present or future mortgagee, any prospective buyer or master Lessee of the property, and their successors and assigns.

Dated this                  day of                     , 20    .

LESSEE

By

Printed name of signatory

Title

EXHIBIT J

Special Conditions

(see special conditions paragraph 37.1 of Lease)

The following special conditions shall apply to this Lease and shall prevail on any other provisions to the contrary.

CREDIT REPORTS. Lessee gives Lessor express permission to order a consumer report (credit report) from any consumer reporting agency before, during, and after Lessee’s tenancy for any legitimate business purpose.

RENEWAL OPTION. Lessee shall have the option to renew this Lease (the “ Renewal Option”) for one (1) period of sixty (60) months (the “Renewal Term”), provided that Lessee delivers to Lessor written notice of Lessee’s exercise of such Renewal Option at least 120 days prior to the expiration of the original Lease term. This Renewal Option shall be null and void if Lessee is in default beyond any applicable cure period allowed by this Lease, either at the time of such notice of renewal or at the end of the original Lease term. If Lessee exercises the Renewal Option 180 days or more prior to the end of the original Lease term, Lessee will definitely be committed to lease the space for the Renewal Term, with rent being determined as follows. Base Rent shall be the then be the greater of a) the current fair market rental rate for comparable office space in Austin or; b) the previous years Lease rate plus $0.75 psf and increasing by $0.75 psf per year thereafter. Any Renewal Option notice given by Lessee shall apply to the entire Leased Premises. This Renewal Option is not transferable to any assignee, sublessee or any other successor in interest to the initial Lessee under this Lease. Any termination of the Lease shall also terminate this Renewal Option.

GENERATOR. Lessor hereby approves the installation of a generator on the outside of the building by Lessee, at Lessee’s expense. Location to be on the ground in the vicinity of where the current units are now.

SEPARATE AC UNIT. At Lessee’s cost, Lessor hereby approves Lessee’s installation of a separate air conditioning unit to Lessee’s server room. Location to be on the ground in the vicinity of where the current units are now.

CONTINGENCY. This Lease is contingent upon an acceptable termination agreement between this Lessor and the existing Lessee, Land Mortgage, LLC, occupying the Leased Premises.

EXHIBIT K

Limited Right of First Refusal

Lessee shall have a limited right to lease the entire 1st floor of Westlake Oaks, Building I, anytime during the primary Lease Term, according to the terms and conditions set forth below.

1. NOTICE TO LESSEE. The first time the foregoing space or portion thereof becomes available for lease, Lessor shall give written notice to Lessee of such fact ten (10) days before such space becomes available, or within ten (10) days after Lessor becomes aware of the date of availability. Such notice shall set out the square footage and location of the space and the date of availability.

2. ELECTION BY LESSEE. Lessee shall then have a period of fifteen (15) working days after receipt of such notice from Lessor within which to give Lessor notice of Lessee’s election to lease such additional space. If Lessee does not elect to lease such space within such time period, the right of first refusal granted herein shall terminate automatically and without further notice from Lessor.

3. AMENDMENT TO LEASE. If Lessee elects to lease such space, Lessor shall submit a lease amendment to Lessee within five (5) days after receiving Lessee’s notice of such election. Lessee shall have three (3) days after receipt of the amendment to execute and return same to Lessor. If the amendment is not executed and returned to Lessor within such time period, the right of first refusal granted herein shall terminate automatically and without further notice. The amendment shall only amend the particular lease paragraphs or provisions which are affected.

4. TERMS OF LEASE AMENDMENT. The rental rate for such additional space shall be at the greater of a) the then current market rate; or b) the rate that Lessee is paying under the primary Lease. The lease term for such additional space shall commence on the sooner of the date such space is available for lease or the date the premises is ready for occupancy by Lessee, and such term shall continue for the then unexpired current term of this lease as long as there is at least 30 months left in the primary lease term. Otherwise, if there is less than 30 months left in the primary lease term, then, at Lessor’s sole option, as a condition of this right of first refusal, Lessee shall extend the primary lease term such that the new term shall be for no less than 3 years from the effective date of the expansion

5. SUBJECT TO OUTSTANDING COMMITMENTS. The right of first refusal granted herein shall be subject to the renewal options, expansion options, and/or preferential rights to lease, if any, held by the then current Lessee or any other Lessee, if any, of such additional space or portion thereof.

6. TERMINATION UPON DEFAULT. The right of first refusal granted herein shall terminate automatically and without notice if Lessee is in default under paragraph 19.1 of this lease or if Lessee vacates the office space described in paragraph 1.1 of this lease prior to the exercise of the right of first refusal granted herein.

EXHIBIT L

Lessee’s Acknowledgment of Receipt of Broker’s Agency Disclosure

Approved by the Texas Real Estate Commission for Voluntary Use

Texas law requires all real estate licensees to give the following information about brokerage services to prospective buyers, tenants, sellers and landlords.

Information About Brokerage Services

Before working with a real estate broker, you should know that the duties of a broker depend on whom the broker represents. If you are as prospective seller or landlord (owner) or a prospective buyer or tenant (buyer), you should know that the broker who lists the property for sale or lease is the owner’s agent. A broker who acts as a subagent represents the owner in cooperation with the listing broker. A broker who acts as a buyer’s agent represents the buyer. A broker may act as an intermediary between the parties if the parties consent in writing. A broker can assist you in locating a property, preparing a contract or lease, or obtaining financing without representing you. A broker is obligated by law to treat you honestly.

IF THE BROKER REPRESENTS THE OWNER:

The broker becomes the owner’s agent by entering into an agreement with the owner, usually through a written listing agreement, or by agreeing to act as a subagent by accepting an offer of subagency from the listing broker. A subagent may work in a different real estate office. A listing broker or subagent can assist the buyer but does not represent the buyer and must place the interests of the owner first. The buyer should not tell the owner’s agent anything the buyer would not want the owner to know because an owner’s agent must disclose to the owner any material information known to the agent.

IF THE BROKER REPRESENTS THE BUYER:

The broker becomes the buyer’s agent by entering into an agreement to represent the buyer, usually through a written buyer representation agreement. A buyer’s agent can assist the owner but does not represent the owner and must place the interests of the buyer first. The owner should not tell a buyer’s agent anything the owner would not want the buyer to know because a buyer’s agent must disclose to the buyer any material information known to the agent.

IF THE BROKER ACTS AS AN INTERMEDIARY:

A broker may act as an intermediary between the parties if the broker complies with The Texas Real Estate License Act. The broker must obtain the written consent of each party to the transaction to act as an intermediary. The written consent must state who will pay the broker and, in conspicuous bold or underlined print, set forth the broker’s obligations as an intermediary. The broker is required to treat each party honestly and fairly and to comply with The Texas Real Estate License Act. A broker who acts as an intermediary in a transaction:

(1) shall treat all parties honestly;

(2) may not disclose that the owner will accept a price less than the asking price unless authorized in writing to do so by the owner;

(3) may not disclose that the buyer will pay a price greater than the price submitted in a written offer unless authorized in writing to do so by the buyer; and

(4) may not disclose any confidential information or any information that a party specifically instructs the broker in writing not to disclose unless authorized in writing to disclose the information or required to do so by The Texas Real Estate License Act or a court order or if the information materially relates to the condition of the property.

With the parties’ consent, a broker acting as an intermediary between the parties may appoint a person who is licensed under The Texas Real Estate License Act and associated with the broker to communicate with and carry out instruction so one party and another person who is licensed under that Act and associated with the broker to communicate with an carry out instruction of the other party.

If you choose to have a broker represent you,

you should enter into a written agreement with the broker that clearly establishes the broker’s obligations and your obligations. The agreement should state how and by whom the broker will be paid. You have the right to choose the type of representation, if any, you wish to receive. Your payment of a fee to a broker does not necessarily establish that the broker represents you. If you have any questions regarding the duties and responsibilities of the broker, you should resolve those questions before proceeding.

Real estate licensee asks that you acknowledge receipt of this information about brokerage services for the licensee’s records.

Lessee Signature	Date

Texas Real Estate Brokers and Salesmen are licensed and regulated by the Texas Real Estate Commission (TREC). If you have a question or complaint regarding a real estate licensee, you should contact TREC at P.O. Box 12188, Austin, Texas 78711-2188 or 512-465-3960.